Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ruby Tuesday, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 033-20585 and 333-03153) on Form S-8 of Ruby Tuesday, Inc. of our report dated June 29, 2006, relating to the financial statements and supplemental schedules of the Ruby Tuesday, Inc. Salary Deferral Plan as of December 31, 2005 and 2004 and for the year ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of the Ruby Tuesday, Inc. Salary Deferral Plan.

/s/ KPMG LLP

Louisville, Kentucky
June 29, 2006